Exhibit 99.1

Virco Reports $700,000 First Quarter Profit as Demand for School Furniture Slows

•Shipments plus Backlog declines 22.9% to $105.6 million
•Gross Margin Improves 400 Basis Points to 47.5% vs. 43.5% LY Reinforcing Company’s Long-Standing Commitment to Domestic Manufacturing
•Board Declares Quarterly Dividend of $0.025 per Share, payable July 11, 2025 to Shareholders of Record as of June 20, 2025
•First quarter shareholder returns reach $4.4 million, including buybacks and dividends

TORRANCE, CALIFORNIA, JUNE 6, 2025 (Globe Newswire) — Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and direct supplier of moveable furniture and equipment for educational environments and public spaces in the United States, reported a modest profit despite slowing demand during the Company’s first quarter ended April 30, 2025. Through three months, net income was $0.7 million versus $2.1 million for the comparable period last year. Last year’s first quarter was positively impacted by a very large, counter-seasonal disaster recovery order. Because the Company’s business is highly seasonal, with operating losses typical in the seasonally light first and fourth quarters, unusual orders like the one last year can have a disproportionate impact. Underlying demand unrelated to disaster recovery is also slowing somewhat, but to a lesser degree than the headline year-over-year comparison might suggest. Management believes that underlying demand is within normal parameters for multi-year, election-related bond cycles.

Despite the reduction in revenue, gross margin for the first quarter improved from 43.5% of sales to 47.5%. This improvement was due primarily to the relatively lower margins on last year’s disaster recovery order, but was also positively influenced by a higher proportion of orders requiring full service. Because the Company manufactures the majority of its products domestically, Management believes tariffs are unlikely to have significant impacts on gross margins going forward. Perhaps more importantly, the Company is confident in its ability to perform timely peak-season deliveries despite headline supply chain disruptions in other markets.

Following two successive years of strong profitability, the Company is directing its cash toward the financing of seasonal inventories and accounts receivable as well as open-market share repurchases and major capital equipment. In the first quarter inclusive of February through April, 2025, the Company repurchased $4.0 million worth of shares and distributed $0.4 million of cash dividends. On June 3, 2025, the Company’s Board of Directors declared a cash dividend for the Company’s second fiscal quarter of $0.025 on each outstanding share of common stock. The dividend is payable on July 11, 2025 to stockholders of record of the common stock as of the close of business on June 20, 2025. Furthermore, the Company invested more than $2.0 million on major “platform processes” for its factories. These platforms expand the Company’s range of operations and bridge multiple product lines, providing highly controllable operating leverage. Investments of this type may also support domestically-driven expansion into adjacent markets, where new opportunities are emerging as a result of recent changes in global trade.

Chairman and CEO Robert Virtue commented on the first quarter and the prospect looking forward: “Having been through a number of cycles during our 75-year history, we knew that it would be a challenge to match last year’s disaster recovery order. We also believed that thoughtful deployment of those profits would position us to take advantage of similar opportunities should they develop again.

“This includes several things. First, it requires a team with the skills and experience to evaluate, install, and operate actual fabrication and manufacturing equipment. This is why we continue to invest in the training and continuity of our employees, which we consider Virco’s greatest asset. Second, it requires the liquidity to finance very large receivables and the inventories that support them. Third, it may demand rapid deployment of new technologies, for production, service, distribution, and their integration. We are maintaining this opportunistic stance and we look forward to successfully navigating whatever challenges and opportunities may develop this year and next.

“Regarding the business cycle, this current year looks like it will represent a “pause” in the recent rapid recovery of the school furniture market following COVID school closures. But we see hopeful signs in the mid-term school bond environment and look forward to supporting renewed growth in school construction as families and communities continue to invest in their futures.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2025, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	4/30/2025	1/31/2025	4/30/2024
	(In thousands)

Assets
Current assets
Cash	$935	$26,867	$644
Trade accounts receivables, net	12,279	13,004	19,772
Income tax receivable	3,806	4,060	66
Inventories	74,029	55,647	71,333
Prepaid expenses and other current assets	3,233	2,595	3,974
Total current assets	94,282	102,173	95,789
Non-current assets
Property, plant, and equipment, net	36,482	36,428	34,074
Operating lease right-of-use assets	34,384	35,593	6,274
Deferred income tax assets, net	5,862	5,821	6,705
Other assets, net	12,772	11,931	9,631
Total assets	$183,782	$191,946	$152,473

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	4/30/2025	1/31/2025	4/30/2024
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$15,706	$11,593	$19,202
Accrued compensation and employee benefits	5,202	11,064	5,626
Current portion of long-term debt	261	258	250
Current portion of operating lease liability	2,562	1,673	6,221
Other accrued liabilities	7,458	9,687	10,362
Total current liabilities	31,189	34,275	41,661
Non-current liabilities
Accrued self-insurance retention	1,251	780	1,244
Accrued pension expenses	6,255	6,746	9,480
Income tax payable, less current portion	237	200	206
Long-term debt, less current portion	3,812	3,878	6,766
Operating lease liability, less current portion	34,628	36,007	915
Other long-term liabilities	810	795	564
Total non-current liabilities	46,993	48,406	19,175
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,738,138 shares at 4/30/2025, 16,087,082 shares at 1/31/2025, and 16,207,612 shares at 4/30/2024	157	161	162
Additional paid-in capital	113,616	117,549	120,048
Accumulated deficit	(8,528)	(8,867)	(27,235)
Accumulated other comprehensive income (loss)	355	422	(1,338)
Total stockholders’ equity	105,600	109,265	91,637
Total liabilities and stockholders’ equity	$183,782	$191,946	$152,473

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Three months ended
	4/30/2025	4/30/2024
	(In thousands, except per share data)
Net sales	$33,754	$46,735
Costs of goods sold	17,734	26,388
Gross profit	16,020	20,347
Selling, general and administrative expenses	16,114	17,376
Operating (loss) income	(94)	2,971
Unrealized gain on investment in trust account	(1,175)	(215)
Pension expense	27	107
Interest expense, net	60	208
Income before income taxes	994	2,871
Income tax expense	262	731
Net income	$732	$2,140

Cash dividends declared per common share:	$0.025	$0.020

Net income per common share:
Basic	$0.05	$0.13
Diluted	$0.05	$0.13
Weighted average shares of common stock outstanding:
Basic	15,757	16,264
Diluted	15,773	16,393